UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of earliest event reported: January 26, 2016

NovaBay Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33678	68-0454536
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5980 Horton Street, Suite 550, Emeryville, CA 94608

(Address of Principal Executive Offices) (Zip Code)

(510) 899-8800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02—Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)     As partial consideration for facilitating a $3,020,000 bridge loan (the “Loan”), NovaBay Pharmaceuticals, Inc. (the “Company”) granted China Kington Asset Management Co. Ltd. (“China Kington”) the right to nominate two new members to the Company’s Board of Directors (the “Board”). A full description of the Loan was previously reported in Item 1.01 of the Company’s Current Report on Form 8-K filed with the SEC on January 6, 2016, and the information set forth in such Item is incorporated herein by reference.

The Company’s Board had a vacancy from the prior resignation on November 18, 2015 of former President and CEO Dr. Ramin “Ron” Najafi. Further, on January 26, 2016, upon the recommendation of the Nominating and Corporate Governance Committee of the Board (the “Committee”) and pursuant to the Bylaws of the Company and the Amended and Restated Certificate of Incorporation of the Company, the Board increased its membership from seven to eight members, resulting in a total of two Board vacancies. Upon the recommendation of China Kington, and after reviewing their relevant experiences and background and discussing the same, the Committee then nominated Mr. Mijia “Bob” Wu and Mr. Xiaoyan “Henry” Liu to serve on the Board of the Company. After conducting its own thorough review and discussion of the two nominees, the Board unanimously approved the appointments of Mr. Wu as a Class I director and Mr. Liu as a Class III director.

Since June 2008, Mr. Wu has been the Managing Director of China Kington, an affiliated entity of China Kington Investment Co. Ltd., which acted as the sole placement agent for a $6.86 million private placement of NovaBay common stock and warrants to purchase common stock in May 2015. Concurrently, he has served as the Managing Director of Shanghai Ceton Investment Management Co. Ltd. Since October 2013, he has also been the Non-Executive Director of China Pioneer Pharmaceutical Holdings Ltd. (“Pioneer”). Pioneer is the indirect owner of Pioneer Pharma (Singapore) Pte. Ltd. and is the Company’s largest stockholder, beneficially owning 589,454 shares of Company common stock, which is approximately 16.1% of the total common stock outstanding. Previously, he served as Director at UBS AG, Hong Kong Branch, in 2007 and Vice President of BNP Paribas Hong Kong from 2005 to 2006. He was also the Assistant Vice President at ABN AMRO Bank (China) Co., Ltd. from 2002 to 2005. All told, Mr. Wu brings over 10 years of experience in finance and investment to the Board. He holds a Master in Business Administration from Manchester Business School, University of Manchester and an Executive Master in Business Administration from Cheung Kong Graduate School of Business.

Since 2015, Mr. Liu has been the Director of Ant Capital Pty Ltd. (“Ant Capital”), an investment company based in Australia. Prior to founding Ant Capital, Mr. Liu served as Operations Team Lead of Citic Pacific Mining from 2013 to 2014 and before that, served as Solution Team Lead of ZTE Australia from 2010 to 2013. Mr. Liu was employed by China Telecom from 1996 to 2009, where he was in charge of the company’s operations team. He brings more than 15 years of stock market investment experience and 10 years of leadership experience in the telecommunications industry to the Board. Mr. Liu received an associate degree of Applied Electrical Technology from University of Changsha, Hunan, China.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NovaBay Pharmaceuticals, Inc.

By:	/s/ Thomas J. Paulson
Thomas J. Paulson
Chief Financial Officer and Treasurer

Dated: January 29, 2016